State of Delaware

                                     Amended and Restated Certificate of Trust

                                                        Of

                                                   whatifi Funds


     This Amended and Restated Certificate of Trust is being executed as of the 21st day of December 1999 for the purpose of amending the business trust originally organized on December 15, 1999 pursuant to the Delaware Business Trust Act, 12 Del. C. ss.ss.3801 et. seq. (the "Act").

         The undersigned hereby certifies as follows:

1.   Name.  The name of the business  trust is the whatifi Funds (the  "Trust").
     ----

2.   Registered  Investment  Company.  The Trust is or will become a  registered
     -----------------------------   investment  company  under  the  Investment
     Company Act of 1940, as amended.

3. Registered Office and Registered Agent. The registered office of the -------------------------------------- Trust in the State of Delaware is
     located at 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

         4. Notice of Limitation of Liabilities of Series. Notice is hereby given that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

5. Reservation of Rights. The trustees of the Trust, as set forth in its --------------------- governing instruments, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

6.   Effective   Date.  This   Certificate  of  Trust  shall  become   effective
     -------------- immediately upon filing with the Office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being the trustee of the Trust, has duly executed this Certificate of Trust as of the day and year first above written.



                                                /s/ Harris A. Fricker
                                                    Harris A. Fricker
                                                    Trustee and not individually